Exhibit 10.2

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is entered into by and between Gastar Exploration, Ltd., a Canadian corporation, Gastar Exploration USA, Inc. (f/k/a First Sourcenergy Wyoming, Inc.), a Michigan corporation (together, the “Company”), and Michael A. Gerlich (“Gerlich”) as of July 25, 2008.

WHEREAS, the Company and Gerlich have heretofore entered into that certain Employment Agreement effective as of April 26, 2005 (the “Employment Agreement”); and

WHEREAS, the Company and Gerlich desire to amend the Employment Agreement to comply with the applicable provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Gerlich hereby agree, effective as of the date set forth above, that the Employment Agreement shall be amended as hereafter provided:

1.	Section 5 is amended by adding thereto the following:

Any bonus payable to Gerlich for a calendar year shall be paid not later than the 15th day of the third month following the end of such year.

2.	Section 6(b) is amended to read as follows:

The Company shall reimburse Gerlich for all necessary and reasonable business expenses incurred by him in accordance with the Company’s written policy applicable to executives with respect to such expenses.

3.	Section 8(b) is amended to read as follows:

Amount of Severance Payment. Gerlich shall receive a lump sum severance payment equal to the product of (i) 2.5 and (ii) the sum of (A) his highest rate of annual base salary in effect at any time during the one year period preceding Gerlich’s termination of employment and (B) a target bonus amount equal to 35% of such highest rate of annual base salary, and if Gerlich timely elects COBRA health plan continuation coverage under the Company’s group health plan, the Company shall pay Gerlich, on the first of each month during his COBRA continuation period, an amount equal to his required COBRA premium. If Gerlich dies during the COBRA continuation period, this health plan continuation coverage and the Company’s monthly payment of the COBRA premium amount will continue for the benefit of Gerlich’s eligible beneficiary(ies) for the remainder of the COBRA continuation period applicable to them.

4.	The following new Section 8(c) is added:

§409A Delay in Payments. Notwithstanding anything in this Agreement to the contrary, if on the date of his separation from service Gerlich is a “specified employee,” as defined in IRC Section 409A and the Treasury regulations thereunder, then all or the portion of any severance payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by IRC Section 409A(a)(1)(B) if not delayed as required by IRC Section 409A(a)(2)(B)(i) shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Gerlich’s date of death) and shall be paid as a lump sum (without interest) on such date. A termination of Gerlich’s employment for purposes of this Agreement means a “separation from service” for purposes of IRC Section 409A and the Treasury regulations thereunder.

5.	Section 14 is amended by adding thereto a new paragraph (n) to read as follows:

Any reimbursement of expenses provided to Gerlich by this Agreement, whether pursuant to Section 6(b), Section 10 or otherwise, shall be made by the Company upon or as soon as practicable following the receipt of supporting documentation reasonably satisfactory to the Company, but in no event later than the close of Gerlich’s taxable year following the taxable year in which the expense is incurred by Gerlich. The amount of expenses eligible for reimbursement with respect to any taxable year of Gerlich shall not affect the expenses eligible for reimbursement in any other taxable year of Gerlich and Gerlich’s right to reimbursement is not subject to liquidation or exchange for another benefit.

Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified. The Gastar Exploration, Ltd. Employee Change of Control Severance Plan (“Severance Plan”) provides severance benefits thereunder that are offset by the severance benefits provided under this Employment Agreement. Nothing in the Severance Plan shall be construed or operate to eliminate the COBRA continuation coverage and Company monthly COBRA premium payments provided to surviving beneficiaries of Gerlich under this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

GASTAR EXPLORATION USA, INC.		GASTAR EXPLORATION, LTD.

By:	/s/ J. RUSSELL PORTER	By:	/s/ J. RUSSELL PORTER
Name:	J. Russell Porter	Name:	J. Russell Porter
Title:	CEO and President	Title:	CEO and President

GERLICH

/s/ MICHAEL A. GERLICH
Michael A. Gerlich